Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

May 2, 2008

among

INFOLOGIX, INC.,

INFOLOGIX SYSTEMS CORPORATION,

DELTA HEALTH SYSTEMS, INC.,

and

THE STOCKHOLDERS OF

DELTA HEALTH SYSTEMS, INC.

3.17	Intellectual Property	14

3.18	Customers and Suppliers	15

3.19	Taxes	15

3.20	Employee Benefits	16

3.21	Labor Matters	17

3.22	Management, Employees and Others	17

3.23	Affiliate Agreements	18

3.24	Environmental Matters	18

3.25	Certain Changes and Events	19

3.26	Books and Records	20

3.27	Brokers, Finders for the Business	20

3.28	Full Disclosure	20

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS	21

4.1	Authority	21

4.2	No Conflicts; Consents and Approvals	21

4.3	Ownership of Shares	21

4.4	Full Disclosure	21

ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT	22

5.1	Organization and Good Standing	22

5.2	Power and Authorization	22

5.3	No Conflicts; Consents and Approvals	22

5.4	Absence of Proceedings	23

5.5	Brokers	23

ARTICLE 6.	COVENANTS OF THE PARTIES	23

6.1	Provisions Relating to Employees.	23

6.2	Transition of Employees	24

6.3	General Employee Provisions	25

6.4	Payment of Retained Liabilities	25

6.5	Remittance of Payments	25

6.6	Confidentiality; Non-Competition	25

ii

6.7	Change of Name	26

6.8	Public Announcements	26

6.9	Further Assurances	27

ARTICLE 7.	INDEMNIFICATION	27

7.1	Indemnification by Seller and Stockholders	27
7.2
	Indemnification by Buyer	28

7.3	Inter-Party Claims	28

7.4	Third Party Claims	29

7.5	Limitations and Requirements	30

ARTICLE 8.	MISCELLANEOUS	31

8.1	Construction	31

8.2	Disclosure Statement	31

8.3	Attorney-in-Fact	31

8.4	Costs and Expenses	32

8.5	Notices	32

8.6	Survival	33

8.7	Assignments, Successors	33

8.8	Entire Agreement; Modification	34

8.9	Governing Law; Consent to Jurisdiction	34

8.10	WAIVER OF JURY TRIAL	34

8.11	Section Headings and Defined Terms	35

8.12	Severability	35

8.13	Counterparts	35

iii

Schedules

Schedule A	Stockholders of Seller

Schedule 1.1	Definitions

Schedule 2.1(d)	Fixed Assets

Schedule 2.2	Consents and Authorizations Not Obtained

Schedule 2.3(e)	Certain Excluded Assets

Schedule 2.8	Allocation of Purchase Price

Schedule 6.1	Business Employees

Exhibits

Exhibit A	Form of Earn Out Agreement

Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit C	Form of Intellectual Property Assignment

Exhibit D-1	Form of Employment Agreement (Michael Talerico)

Exhibit D-2	Form of Employment Agreement (Michael Talerico II)

Exhibit E	Form of Consulting Agreement

Exhibit F	Form of Opinion of Seller’s Counsel

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2008 by and among InfoLogix, Inc., a Delaware corporation (“Parent”), InfoLogix Systems Corporation, a Delaware corporation (“Buyer”), Delta Health Systems, Inc., a Florida corporation (“Seller”), and the stockholders of Seller identified on Schedule A to this Agreement (the “Stockholders”).

RECITALS

WHEREAS, Seller is engaged in the business of providing strategic cost management consulting services and web-based management data collection to the healthcare industry (the “Business”);

WHEREAS, the Stockholders are the record and beneficial owners of all of the outstanding capital stock of Seller;

WHEREAS, Parent is the record and beneficial owner of all of the outstanding capital stock of Buyer; and

WHEREAS, the parties desire to provide for the acquisition by Buyer of certain of the assets of Seller and for certain other matters, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

ARTICLE 1.     DEFINITIONS

1.1           Definitions.  For convenience, this Agreement uses certain defined terms, the meanings of which are specified or referred to in Schedule 1.1.

ARTICLE 2.     SALE OF ASSETS; PURCHASE PRICE

2.1           Purchase and Sale of Assets.  Subject to the terms of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances), and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to all of the assets, properties, contracts, instruments, rights, and claims of every kind and description, real, personal and mixed, tangible and intangible, known and unknown, actual and contingent, and wherever located, which are then owned, held, or used by Seller (excluding only the Excluded Assets) (the “Purchased Assets”).  Without limiting the foregoing, the Purchased Assets shall include the following as they exist on the Closing Date and to the extent of Seller’s right, title, and interest therein:

(a)           all cash and cash equivalents;

(b)           all accounts receivable of the Business;

(c)           all Contracts, including all of those Contracts listed in Section 3.14 of the Disclosure Statement;

(d)           all tangible personal property of the Business, including all work in process, parts, furniture, furnishings, office equipment, computer and other data processing equipment (including servers and installed software), and other equipment and fixed assets used in or related to the Business and listed on Schedule 2.1(d);

(e)           all data and records related to the Business, including customer, supplier, and vendor lists, research and development reports, service and warranty records, equipment logs, operating guides and manuals, financial and accounting books and records, advertising materials, promotional materials, files, indices, and market research studies, correspondence, and, subject to applicable Law, copies of all personnel records related to any Transferred Employees;

(f)            all of the intangible rights and property of the Business, including all source codes, software documentation and other Intellectual Property, and including all goodwill, websites, domain names, and telephone and telecopy numbers of the Business;

(g)           all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets prior to the Effective Time;

(h)           all claims and causes of action against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(i)            all warranties and guaranties for the benefit of Seller relating to or with respect to the Business and/or the Purchased Assets;

(j)            all Governmental Authorizations and registrations from or with all Governmental Bodies relating to the Business and/or the Purchased Assets;

(k)           all rights of Seller relating to claims for refunds and rights to offset in respect thereof (other than claims for refunds of Taxes arising out of taxable periods occurring prior to the Closing Date and claims for other governmental charges relating to any period prior to the Closing Date) relating or with respect to the Business and/or the Purchased Assets; and

(l)            subject to proration pursuant to Section 2.12, all prepaid expenses, all advances and deposits made by Seller and all other prepaid items, credits, and discounts for or toward the purchase of goods and services relating to the Business which have not as of the Closing Date been received in full by the Business (collectively, the “Prepaids”).

2.2           Nonassignability.  Notwithstanding anything in this Agreement to the contrary, if any Contract or Governmental Authorization included in the Purchased Assets may not be transferred without the consent, approval, or waiver of a third party (each a “Nonassignable Contract or Authorization”), such transfer or attempted transfer would constitute a breach thereof or a violation of any Law, and such Contract is listed on Schedule 2.2, nothing in this Agreement shall constitute a transfer or attempted transfer thereof.  If such consent, waiver, or approval is not obtained by the

Effective Time, Seller (a) shall cooperate with Buyer at its request in endeavoring to obtain such consent, waiver, or approval promptly at no cost to Buyer and (b) if any such consent, waiver, or approval is unobtainable notwithstanding Seller’s best efforts, shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits, claims, and rights under any such Nonassignable Contract or Authorization as if such Nonassignable Contract or Authorization had been duly assigned to Buyer, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party thereto.  Buyer shall be responsible only for the liabilities or obligations arising out of the Nonassignable Contracts or Authorizations listed on Schedule 2.2 to the extent they are assigned or transferred to Buyer pursuant to the terms of this Agreement or Buyer is provided with the benefits, claims, and rights under such Nonassignable Contracts or Authorizations.

2.3           Excluded Assets.  Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, the following rights, properties, and assets (the “Excluded Assets”) are not part of the sale and purchase contemplated in this Agreement and shall remain the property of Seller after the Effective Time: (a) all rights with respect to any and all assets of the Employee Plans; (b) Seller’s corporate seals, minute books, stock books, Tax records, and personnel records required by Law to be retained by Seller; (c) any claims and rights against third parties to the extent they relate to Retained Liabilities or Excluded Assets (except to the extent Buyer shall have incurred costs and expenses with respect to such claims and rights); and (d) the assets described on Schedule 2.3(d).

2.4           Assumed Liabilities.  At the Effective Time, Buyer shall assume and agrees to discharge, subject to Section 2.2, only the liabilities, expenses, and obligations to be performed or discharged after the Effective Time pursuant to the Contracts included in the Purchased Assets (but excluding any liability or obligation for breach or default that occurred before the Effective Time) and all accrued expenses relaing to such Contracts that are reflected on the Closing Working Capital Statement (collectively, the “Assumed Liabilities”).

2.5           Retained Liabilities.  Notwithstanding any other provision of this Agreement or the Disclosure Statement and regardless of any disclosures made in this Agreement or otherwise to Buyer or any Affiliate of Buyer, Buyer shall not assume or in any way be liable or responsible for any liabilities, expenses, commitments, obligations, or debts of any type or nature, known or unknown, contingent or otherwise, whether or not related to the Business or the Purchased Assets (collectively, the “Retained Liabilities”), including (a) any Environmental Liabilities arising out of or related to the operation of Seller and the Business, or conditions, events, facts, or circumstances, first occurring before Effective Time; (b) any liability or obligation under any Employee Plan or relating to payroll (other than accrued and unpaid salaries of Transferred Employees), vacation and sick leave (other than earned and unused vacation and sick leave of Transferred Employees), workers’ compensation, unemployment benefits, pension benefits, employee stock option plans or profit sharing plans (if any), health care plans or benefits, or any other employee plans or benefits of any kind or under any other employment, severance, retention, or termination agreement with any current or former employee of Seller; (c) all liabilities for Taxes of any kind (whether or not accrued, assessed, or currently due and payable); (d) any liability or obligation of Seller to distribute to the Stockholders or otherwise to apply all or any part of the consideration received under or pursuant to this Agreement; (e) any liability or obligation arising out of any Indebtedness of Seller; (f) any liability or obligation that  is based on any act or omission of Seller or any Stockholder occurring on, before, or after the Effective Time, (g) any liability or obligation relating to or arising out of any violations of any Laws or any claims or Proceedings in each case to the extent they are incurred, associated with or relate to any period prior to the Effective Time, or any other claims or Proceedings relating to or arising out of an occurrence or event happening before the Effective Time, including any product liability claim or other tort claim of any nature, and (h) any other liability or obligation of Seller or any Stockholder including any liability directly or indirectly arising out of or relating to the operation of the Business or ownership of the Purchased Assets before the Effective Time whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future, or otherwise.

2.6           Certain Taxes.  Seller or the Stockholders shall be responsible for the payment of all Taxes that are or may be imposed on Seller or any Stockholder that are payable or arise as a result of this Agreement, any transfer pursuant to this Agreement or any other Transaction Document, notwithstanding the party upon which such Taxes are actually imposed.  Seller shall furnish to Buyer properly completed exemption certificates for any Taxes from which Buyer claims to be exempt.

2.7           Purchase Price.

(a)           The aggregate consideration under this Agreement for the Purchased Assets shall be an amount (the “Purchase Price”) equal to (i) $1,500,000 as adjusted pursuant to Section 2.7(c) plus (ii) up to $1,000,000 in additional consideration pursuant to the Earn Out Agreement, (the “Additional Contingent Consideration”), and shall be satisfied as provided in Sections 2.7(c) and 2.7(d).

(b)           Seller shall have delivered to Buyer on the Business Day before the Closing Date, a balance sheet of the Business acceptable to Buyer and a schedule setting forth as of the close of business on such Business Day before the Closing Date the Working Capital (the “Closing Working Capital”) and the calculation thereof, each prepared in accordance with GAAP, and to the extent consistent with GAAP, using the same accounting principles, policies, and practices that were used to prepare the GAAP Balance Sheets (the “Closing Working Capital Statement”).

(c)           At the Closing, if the Closing Working Capital as set forth on the Closing Working Capital Statement is:

(i)            greater than $130,000, Buyer shall pay to Seller in cash $1,500,000 plus the amount by which Closing Working Capital exceeds $130,000; or

(ii)           less than $110,000, Buyer shall pay to Seller in cash $1,500,000 minus the amount by which Closing Working Capital is less than $110,000; or

(iii)          is between $110,000 and $130,000, Buyer shall pay to Seller in cash $1,500,000.

(d)           After the Closing, Buyer shall pay the Additional Contingent Consideration (if any) in accordance with the Earn Out Agreement.

2.8           Allocation of Purchase Price.  The allocation of the Purchase Price shall be as set forth on Schedule 2.8.  After the Effective Time, to the extent permitted by applicable Law, the parties shall make consistent use of the allocation set forth on Schedule 2.8 for all Tax purposes and in all Tax Returns.  With respect to the Purchased Assets, Buyer shall prepare and deliver a properly completed IRS Form 8594 reflecting the allocation set forth in the preceding sentence to Seller within 75 calendar days after the Closing Date to be filed with the IRS.  In any Proceeding related to the determination of any Tax, neither Seller nor Buyer shall contend or represent that such allocation is not a correct allocation.  Seller and Buyer shall give prompt notice to each other of the commencement of any Tax or reimbursement audit or the assertion of any proposed deficiency or adjustment by any Governmental Body that challenges such allocation.

2.9           Time and Place of Closing.  The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, Pennsylvania 19103-6996, commencing at 10:00 A.M., local time on May 2, 2008 (the “Closing Date”).  The Closing shall be effective as of 12:00 a.m. on the Closing Date (the “Effective Time”).

2.10         Closing Deliveries.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Seller shall deliver the following:

(i)            the earn out agreement in the form attached to this Agreement as Exhibit A (the “Earn Out Agreement”), executed by Seller;

(ii)           the bill of sale, assignment and assumption agreement in the form attached to this Agreement as Exhibit B (the “Bill of Sale”), executed by Seller;

(iii)          the intellectual property assignment in the form attached to this Agreement as Exhibit C (the “Intellectual Property Assignment”), executed by Seller;

(iv)          the employment agreement between Buyer and Michael Talerico in the form attached to this Agreement as Exhibit D-1, executed by Michael Talerico;

(v)           the employment agreement between Buyer and Michael Talerico II, in the form attached to this Agreement as Exhibit D-2 (together with the employment agreement identified in Section 2.1(a)(iii), the “Employment Agreements”), executed by Michael Talerico II, as applicable;

(vi)          the consulting agreement between Buyer and Hal Young & Associates, LLC, in the form attached to this Agreement as Exhibit E (the “Consulting Agreement”), executed by Hal Young;

(vii)         documents of title for each Purchased Asset whose ownership is reflected in a public record, duly endorsed in blank and executed by Seller;

(viii)        copies of each Consent and Governmental Authorization identified in Section 3.3(b) of the Disclosure Statement in form satisfactory to Buyer;

(ix)           an opinion of Stephanie A. Zembar, Esq., counsel to Seller, dated as of the Closing Date, in the form attached to this Agreement as Exhibit F;

(x)            a certificate of the secretary of Seller in form and substance satisfactory to Buyer, dated as of the Closing Date, attaching (A) a copy of the resolutions duly adopted by the board of directors and stockholders of Seller, authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, (B) the certificate of incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Florida, and the bylaws of Seller; and (C) incumbency, authority, and specimen signatures of each of the officers of Seller executing this Agreement and any other Seller Transaction Document executed on behalf of Seller and certifying the authenticity of such signatures; and

(xi)           each other document, certificate, and instrument of transfer and assignment as Buyer determines to be necessary, desirable, or appropriate to effectuate or evidence the Contemplated Transactions.

(b)           Buyer shall deliver the following:

(i)            to Seller, the cash portion of the Purchase Price by wire transfer of immediately available funds to the account or accounts of Seller designated in writing by Seller to Buyer for that purpose;

(ii)           to Seller, the Earn Out Agreement, executed by Buyer;

(iii)          to Seller, the Bill of Sale, executed by Buyer;

(iv)          to Seller, the Intellectual Property Assignment, executed by Buyer;

(v)           to Michael Talerico and Michael Talerico II, their respective Employment Agreements, each executed by Buyer;

(vi)          to Hal Young, his Consulting Agreement, executed by Buyer;

(vii)         a certificate of the secretary or assistant secretary of each of Buyer and Parent in form and substance satisfactory to Seller, dated as of the Closing Date, attaching (A) a copy of the resolutions duly adopted by the board of directors of each of Buyer and Parent, authorizing and approving the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, (B) the certificate of incorporation of each of Buyer and Parent and all amendments thereto, each certified as of a recent date by the Secretary of State of the State of Delaware; and (C) incumbency, authority, and specimen signatures of each of the officers of Buyer and Parent executing this Agreement and any other Buyer Transaction Document executed on behalf of Buyer or Parent, as applicable, and certifying the authenticity of such signatures; and

(viii)        certificates dated not more than five Business Days before the Closing Date as to the good standing of each of Buyer and Parent, certified by the Secretary of State of the State of Delaware.

2.11         Prorations.  Seller and Buyer shall prorate all Prepaids to the extent not included in the calculation of the Closing Working Capital, including any payments due under any lease, utility charges and all other similar customary adjustments, Taxes and assessments levied against the Purchased Assets, between Seller and Buyer with Seller being responsible for all such expenses attributable to periods prior to the Effective Time and Buyer being responsible for all expenses attributable to periods on or after the Effective Time.  With respect to any amounts that have not yet been billed or otherwise determined, Seller and Buyer shall prorate such amounts based on the most recent ascertainable bill, based on when such Prepaids, Taxes, and assessments are due and payable.

ARTICLE 3.     REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

Except as set forth in the Disclosure Statement, Seller and the Stockholders, jointly and severally, hereby represent and warrant to Buyer and Parent as follows (unless otherwise stated in the applicable representation and warranty, such representation and warranty is made only as of the Effective Time):

3.1           Organization and Good Standing.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and has all necessary corporate power and authority to carry on its business as presently conducted and as contemplated to be conducted, and to own, lease, and use the assets (including the Purchased Assets) that it owns, leases, and uses.  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the character of the properties or assets owned, leased, or used by it (including the Purchased Assets) or the nature of the activities conducted by it make such qualification necessary.  Section 3.1 of the Disclosure Statement identifies each jurisdiction in which Seller is qualified to do business.

3.2           Power and Authorization.  Seller has full legal right, corporate power, and authority to enter into, execute, and perform this Agreement and all other agreements, certificates, instruments, and other documents required to be entered into by Seller in connection with this Agreement (the “Seller Transaction Documents”), to consummate the Contemplated Transactions, and to otherwise perform its obligations under this Agreement and the other Seller Transaction Documents.  The execution, delivery, and performance by Seller of this Agreement and the other Seller Transaction Documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate and stockholder action.  This Agreement and the other Seller Transaction Documents have been duly and validly executed and delivered by Seller and constitute its legal, valid, and binding obligations, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, and other similar Laws affecting creditors’ rights generally.

3.3           Conflicts; Consents and Approvals.

(a)           The execution, delivery, and performance of this Agreement and the other Seller Transaction Documents, and the consummation of the Contemplated Transactions by Seller do not and will not (in each case, with or without the giving of notice or the passage of time), directly or indirectly:

(i)            violate or conflict with the certificate of incorporation or bylaws of Seller or in any material respect any Laws to which Seller (or any of the Purchased Assets) is subject;

(ii)           violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of benefit under any Contract or other obligation to which Seller is a party or by which it or any of the Purchased Assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation, or acceleration), in or with respect to any of the Purchased Assets, or the Business;

(iii)          give any Governmental Body or other Person the right to challenge this Agreement or any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Law to which Seller may be subject; or

(iv)          result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the Purchased Assets.

(b)           Section 3.3(b) of the Disclosure Statement describes each Consent of or registration, notification, filing, and/or declaration with, any Governmental Body, creditor, lessor, and other Person required to be given or obtained by Seller in connection with the execution, delivery, and performance of this Agreement and the other Seller Transaction Documents or any of the Contemplated Transactions or to transfer the Purchased Assets free and clear of any Encumbrances (other than Permitted Encumbrances).  All Consents and all registrations, notifications, filings, and declarations with any Governmental Body, creditor, lessor, or other Person identified in Section 3.3(b) of the Disclosure Statement have been obtained as of the date of this Agreement, and true, complete, and correct copies thereof have been delivered to Buyer before the date of this Agreement.  Seller has not received any request from any Governmental Body for information with respect to the Contemplated Transactions.

3.4           Capitalization.

(a)           The authorized capital stock of Seller consists of 500 shares of voting common stock, $1.00 par value per share, and 500 shares of non-voting common stock, $1.00 par value per share.  Section 3.4(a) of the Disclosure Statement sets forth a complete and accurate capitalization table of Seller as of the date of this Agreement, which capitalization table sets forth the names of all holders of all of the issued and outstanding capital stock of Seller (the “Seller Shares”).  The Seller Shares constitute all of the issued and outstanding equity interests of Seller.  The Seller Shares have been duly authorized, are validly issued, fully paid, and nonassessable and have been issued in compliance with all applicable Laws.

(b)           There are no options, warrants, conversion privileges, preemptive rights, rights of first refusal, or other rights (or agreements for any such rights) outstanding to purchase or otherwise obtain from Seller any of its securities, nor are there any commitments to issue or execute any such options, warrants, conversion privileges, preemptive rights, rights of first refusal, or other rights.

3.5           Subsidiaries and Investments.  The Business is and always has been conducted solely by and through Seller and no other Person or subsidiary.  Seller has no predecessors.  Seller does not directly or indirectly own, control, or have any investment or other interest in any Person.  Seller has not agreed, contingently or otherwise, to share any profits, losses, costs, or liabilities, or to indemnify any Person or to guaranty the obligations of any Person.  Seller has not conducted the Business under any name (i.e., “trading” or “doing business as”) other than Delta Health Systems, Inc.

3.6           Compliance with Laws; Authorizations.

(a)           Seller is, and has been at all times during the past three years, in compliance in all material respects with all applicable Laws and all Governmental Authorizations; and Seller has no basis to expect, and has not received during the last three years, any notice, order, or other communication from any Governmental Body or any other Person of any alleged, actual, or potential violation of or failure to comply with any Law in any material respect.  Section 3.6 of the Disclosure Statement identifies each material Governmental Authorization required for the operation of the Business as currently conducted, and as conducted during the last three years, to own, lease, and use the Purchased Assets in the manner in which they are currently owned, leased, and used.  All such Governmental Authorizations have been obtained by Seller and are in full force and effect without any default or violation thereunder by Seller or, to the Knowledge of Seller, by any other party thereto, and Seller has not received any notice of any claim or charge that Seller is or within the last three years has been in violation of or in default under any such Governmental Authorization, or of any actual, proposed, or potential revocation, suspension, termination of, or modification to any such Governmental Authorization that has not been fully resolved.  No Proceeding is pending or, to the Knowledge of Seller, threatened by any Person to revoke or deny the renewal of any Governmental Authorization of Seller related to the operation of the Business.  Seller has not been notified that any such Governmental Authorization may not in the Ordinary Course of Business be renewed upon its expiration or that by virtue of the Contemplated Transactions any such Governmental Authorization may not be granted or renewed.  All applications identified on Section 3.6 of the Disclosure Statement required to have been filed for the renewal of the Governmental Authorizations have been duly filed by Seller on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(b)           Neither Seller, any Stockholder, any officer, director, employee, or agent of Seller, or to the Knowledge of Seller, any other Person acting on Seller’s behalf, has directly or indirectly (i) made any (A) illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illegal payment to any Person, private or public, regardless of form, whether in money, property, or services (1) to obtain favorable treatment in securing or maintaining business; (2) to obtain any Governmental Authorization; or (3) to obtain or maintain any other special concessions or treatment for or in respect of Seller in violation of any Law, or (B) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services that, if not continued, would reasonably be expected to adversely affect Seller or the Business in any material respect; or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

3.7           Litigation.  During the last five years there have not been, nor are there currently pending, or to the Knowledge of Seller, threatened, any Proceedings (a) involving or affecting Seller, the Purchased Assets or the Business, or Seller’s directors, officers, or Stockholders in their capacities as such, or (b) that question any of the Contemplated Transactions or the validity of this Agreement or any of the other Seller Transaction Documents or which, if adversely determined, would have a material adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any of the other Seller Transaction Documents; and no pending Proceeding, if determined adversely, would either individually or in the aggregate have a Material Adverse Effect on Seller or the Business.  To the Knowledge of Seller and Stockholders, no such Proceeding is presently threatened or contemplated and there are no facts which could reasonably serve as a basis for any such Proceeding.  There are no unsatisfied judgments, penalties, or awards against or affecting Seller, any of the Purchased Assets, or the Business.  All claims made during the last five years under Seller’s general liability insurance or worker’s compensation policies are identified in Section 3.7 of the Disclosure Statement and all open claims are fully described therein.

3.8           Financial Statements and Related Matters.

(a)           Seller has delivered to Buyer the unaudited balance sheet of the Business as at December 31, 2007 and the unaudited balance sheet of the Business as at March 31, 2008 (the “Interim Balance Sheet”) (collectively, including the notes thereto, the “GAAP Balance Sheets”), the related unaudited statements of income and cash flow for the year ended December 31, 2007, and the related unaudited statements of income and cash flow for the three month period ended March 31, 2008 (the “GAAP Financial Statements”).  The GAAP Financial Statements accurately and fairly reflect the business, assets, liabilities, financial condition, cash flow, and results of operations of the Business as at the respective dates thereof and for the periods therein referred to.  Each of the GAAP Financial Statements has been prepared in accordance with GAAP subject, in the case of the Interim Balance Sheet, to normal recurring adjustments and the omission of footnotes.  Seller has also delivered to Buyer the unaudited balance sheets of the Business as at December 31, 2006 and 2005  (collectively, including the notes thereto, the “Non-GAAP Balance Sheets,” together with the GAAP Balance Sheets, the “Balance Sheets”), and the related unaudited statements of income and cash flow for the years ended December 31, 2006 and 2005 (the “Non-GAAP Financial Statements”).  The Non-GAAP Financial Statements accurately and fairly reflect the business, assets, liabilities, financial condition, cash flow, and results of operations of the Business as at the respective dates thereof and for the periods therein referred to.

(b)           The GAAP Balance Sheets reflect all liabilities of the Business, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP.  The Business has no liabilities or obligations of any nature, absolute, accrued or contingent, matured or unmatured, known or unknown, including any capital lease obligations, Tax liabilities, tort claims, or other litigation that are not reflected on the Interim Balance Sheet, other than current liabilities incurred since the date thereof in the Ordinary Course of Business and that are neither material in amount nor inconsistent with any of the representations and warranties contained in this Agreement.  There is no basis for the assertion against the Business of any liability (other than current liabilities referred to above) not fully reflected or reserved against in the GAAP Balance Sheets.

(c)           The Balance Sheets reflect reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses, and expenses of the Business as of the respective dates thereof, whether or not required to be disclosed by GAAP, including those with respect to income and other Taxes, warranty claims, bad debts, unsaleable inventories, salaries, vacation pay, and plans and programs (including medical and other benefits programs) for the benefit of present and former employees.

3.9           Accounts Receivable.  All accounts and notes receivable of the Business represent valid obligations from sales made or services rendered in the Ordinary Course of Business, are current, and in the aggregate have been or will be collected in full in the Ordinary Course of Business, without any set off or discount, except to the extent of the amount of the reserve for possible losses set forth on the Interim Balance Sheet.  Section 3.9 of the Disclosure Statement includes a correct and complete accounts and notes receivable aging schedule of the Business as of a recent date reflecting the aggregate dollar amount of all accounts and notes receivable due Seller which have been outstanding for the following numbers of days: 30 or less, 31-60, 61-90, and more than 90 days.

3.10         Accounts Payable.  Section 3.10 of the Disclosure Statement contains a correct and complete aging of all accounts payable and accrued liabilities of the Business as of a recent date.  Seller has paid, or will pay all accounts payable in accordance with their terms, other than accounts payable that Seller is disputing in good faith and that are specifically identified in Section 3.10 of the Disclosure Statement as disputed.

3.11         Warranties.  (a) Seller has not made any express or implied warranties or guaranties or other similar undertaking to third parties with respect to any products sold, distributed, or licensed, any services rendered or any promised or assured results of services rendered or to be rendered, by the Business; (b) each outstanding warranty specifically excludes consequential damages and damages for personal injury, and there are no claims pending or threatened in which consequential damages or damages for personal injury have been or are threatened to be claimed against the Business; (c) there is no warranty (express or implied) outstanding with respect to any such products or services other than any such implied by law pursuant to Sections 2-312 and 2-314 of the Uniform Commercial Code; (d) Seller has no Knowledge of any defects, latent or otherwise, with respect to any such products or services; (e) Seller has not modified or expanded its warranty obligation to any customer of the Business beyond that set forth in Seller’s standard warranties or extended any warranty or guaranty other than in writing, or rendered services or made payments not required by a warranty as a matter of policy or customer relations; and (f) Seller has not increased the warranty reserve on the Interim Balance Sheet beyond its normal accruals, and the warranty reserve reflected on the Interim Balance Sheet is adequate.

3.12         Ownership of the Assets; Personal Property.  Seller owns and has good, valid, and marketable title to each and all of the Purchased Assets, free and clear of any Encumbrances (in each case, other than Permitted Encumbrances).  There are no agreements affecting the right of Seller to convey the Purchased Assets to Buyer or any other right of Seller with respect to the Purchased Assets, and Seller has the absolute right, authority, power, and capacity to sell, assign, and transfer the Purchased Assets to Buyer free and clear of any Encumbrance (other than Permitted Encumbrances).  Upon execution and delivery of the Bill of Sale to Buyer, Buyer will acquire good, valid, and marketable title to the Purchased Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).  The tangible Purchased Assets are in good working condition and repair, subject to normal wear and tear, and the Purchased Assets constitute all of the material assets that are necessary for the conduct of the Business as it has been conducted by Seller before and as of date of this Agreement.  All of the Purchased Assets and all properties and assets leased by Seller and used in the Business are in the possession of and under the control of Seller.  All such properties and assets are located at 4360 Northlake Boulevard, Palm Beach Gardens, FL 33410.  No Purchased Asset has been purchased or otherwise acquired by Seller from any Affiliate of Seller in anticipation of the Contemplated Transactions.  No asset or property with respect to the Business is owned or leased by any Person other than Seller, except those assets leased by Seller pursuant to the Contracts described in Section 3.14 of the Disclosure Statement.

3.13         Real Property.

(a)           Seller does not own and has never owned or had an ownership interest in any real property.  Section 3.13(a) of the Disclosure Statement describes the real property currently used by Seller in the conduct of the Business (the “Real Property”), a complete and accurate description of the lease relating thereto, each sublease, or other use or occupancy Contract pursuant to which Seller derives its rights to use any Real Property, including any amendments thereto (collectively, the “Leases”), and the identity of the lessor thereunder, and whether or not such lessor is an Affiliate.  Seller has delivered to Buyer a true, correct, and complete copy of each Lease.  Each Lease constitutes the entire agreement to which Seller is a party with respect to the Real Property demised pursuant thereto.  Each Lease is in full force and effect and is valid, binding, and enforceable against the parties thereto in accordance with its respective terms.  No event or condition that exists with or without the passage of time or the giving of notice, would constitute a material default or breach by Seller or, to the Knowledge of Seller, the lessor of any Lease governing the Real Property and no material breach or default on the part of Seller or, to the Knowledge of Seller, the lessor currently exists under any Lease.

(b)           Seller owns all right, title, and interest in all leasehold estates and other rights purposed to be granted to it by the Leases, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances).  To the Knowledge of Seller, all of the buildings and structures located on the Real Property are structurally sound with no material defects, are in good operating condition and in a state of good maintenance, and Seller has adequate rights of ingress and egress for the operation of the Business in the Ordinary Course of Business consistent with past practice.  No condemnation or eminent domain Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any of the Real Property.

3.14         List of Properties, Authorizations, Contracts, etc.  Section 3.14 of the Disclosure Statement identifies the following:

(a)           each computer, laptop, server, and other data processing equipment, and other tangible asset (other than any Excluded Assets) used in the Business and the location thereof;

(b)           each computer, laptop, server, and other data processing equipment, and other tangible asset (other than any Excluded Assets) leased to or by Seller with respect to the Business together with the location of such asset, the identities of the lessor and lessee, the annual rental, and unexpired term of the lease;

(c)           each existing Contract or other commitment not completely performed which involves the performance of services or delivery of products or solutions by or to the Business;

(d)           each form of Contract used by the Business as a standard form in the Ordinary Course of Business;

(e)           each evidence of Indebtedness of Seller;

(f)            each Encumbrance of any nature relating to or affecting any of the Purchased Assets or the Real Property and all pledge, security, guaranty, and other agreements relating thereto;

(g)           each deferred compensation, severance, or other plan, arrangement or agreement with or for the benefit of any current or former directors, officers, employees, Stockholders, or consultants of Seller;

(h)           each management service, sales agency, sales representative, distributorship, or other similar Contract;

(i)            each Contract for the future purchase of fixed assets or the future purchase of materials, supplies, or equipment (including any Contract relating to capital expenditures or leasehold improvements);

(j)            each Contract which restricts or purports to restrict any business activities or freedom of the Business (or, to the Knowledge of Seller, any of its officers or other employees) to engage in any business or to compete with any Person;

(k)           each Contract pursuant to which Seller has agreed, contingently or otherwise, to share any profits, losses, costs, or liabilities, or to indemnify any Person or to guaranty the obligations of any Person; and

(l)            each other Contract which is material to the business, operation, financial condition, or prospects of the Business or which imposes material obligations or restrictions on Seller or the Business.

Seller has furnished to Buyer true and complete copies of each Contract, plan, and other document required to be identified in Section 3.14 of the Disclosure Statement.

3.15         Contracts.  Each Contract required to be listed in Section 3.14 of the Disclosure Statement was made in the Ordinary Course of Business, is in full force and effect, and is valid, binding, and enforceable against the parties thereto in accordance with its terms.  Seller and, to the Knowledge of Seller, each other party thereto have performed in all material respects, all obligations required to be performed by it under each such Contract and no condition exists or event has occurred that with the giving of notice or the passage of time would constitute a default or a basis for delay or non-performance by Seller or, to the Knowledge of Seller, by any other party thereto.  Each other party to each such Contract has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.

3.16         Insurance.

(a)           Section 3.16 of the Disclosure Statement identifies each policy and binder of insurance owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by Seller or on behalf of the Business.  All such insurance policies are (i) sufficient for compliance with all requirements of applicable Laws and  each Contract; (ii) provide insurance coverage against all risks customarily insured against by a Person or entity carrying on the same or similar business as the Business; (iii) provide reasonable coverage for all normal risks incident to Seller’s assets, properties, and business operations related to the Business; and (iv) will not be affected by, terminate, or lapse by reason of the Contemplated Transactions.

(b)           Seller has not received (i) any notice of cancellation of any policy or binder of insurance required to be identified in Section 3.16 of the Disclosure Statement or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder of insurance has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder of insurance may no longer be in full force or effect or that the issuer of any such policy or binder of insurance may be unwilling or unable to perform its obligations thereunder.

3.17         Intellectual Property.

(a)           As used in this Agreement, the term “Intellectual Property” means:  (i) all fictitious business names, trade names, trade dress, registered and unregistered trademarks, service marks, and trademark applications; (ii) all patents, patent applications, and inventions and discoveries whether patentable or unpatentable; (iii) all registered and material unregistered copyrights in both published works and unpublished works; (iv) all know-how, trade secrets, confidential information, customer lists, software, source and operating codes, software documentation, technical information, designs, processes, data, database process technology, proprietary formulae, plans, drawings, and blue prints (collectively, “Trade Secrets”), in each case owned, used, or licensed by Seller in the conduct of the Business and (v) all websites and internet domain names.  Section 3.17 of the Disclosure Statement describes all Intellectual Property (other than commercially available computer software programs licensed non-exclusively under “shrink wrap” or “off the shelf”) and identifies each license or other Contract relating thereto.  The Intellectual Property is sufficient for the conduct of the Business as presently conducted and no license or rights under any other intellectual property is necessary for the conduct of the Business as presently conducted by Seller.

(b)           Seller owns or has duly licensed all of the Intellectual Property free and clear of all Encumbrances and Seller has all necessary power and authority to sell, transfer, and assign to Buyer the Intellectual Property, free and clear of all Encumbrances.  Upon the consummation of the Contemplated Transactions, the rights of Buyer in and to the Intellectual Property acquired by it under this Agreement will not be limited or otherwise affected by reason of any of the Contemplated Transactions.

(c)           Seller has taken all reasonable precautions to preserve and document its Trade Secrets and to protect the secrecy, confidentiality and value of such Trade Secrets.  The documentation relating to each Trade Secret is current and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  Each current employee of Seller has entered into written agreements requiring such employee to maintain confidential all information related to the Intellectual Property.

(d)           The use of the Intellectual Property by Seller does not conflict with, infringe upon, violate or interfere with any intellectual property right or asset of any other Person.  There have been no claims made, and neither Seller nor any Stockholder has received any notice of a claim or otherwise knows that any of the Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation, or unenforceability of any of the Intellectual Property.  The products made and the services provided as part of the Business do not infringe upon any intellectual property rights of any Person.

3.18         Customers and Suppliers.  Section 3.18 of the Disclosure Statement lists:  (i) the 10 customers of the Business to whom Seller made the most sales during 2006, 2007, and during 2008 through March 31, 2008 and the aggregate revenues attributable to each in each such period, and (ii) the 10 suppliers and vendors of the Business from whom Seller made the most purchases during 2006, 2007, and during 2008 through March 31, 2008 and the aggregate expenditures attributable to each in each such period.  Seller is not aware of any intention on the part of any such customer, supplier, or vendor, whether or not in connection with the Contemplated Transactions, to terminate or materially reduce the amount of business done with Seller.  There are no and since January 1, 2005 there have not been any material disputes or controversies between Seller and any customer, supplier, or vendor of the Business, or any other Person regarding the quality, merchantability, or safety of, or involving a claim of breach of warranty which has not been fully resolved with respect to, or defect in, any product purchased, designed, manufactured, or sold by Seller with respect to the Business.  Seller enjoys good working relationships under all arrangements and agreements with its customers, suppliers, and vendors of the Business.  Alternative sources of supply, on substantially similar terms and conditions, exist for all material goods or services purchased by or supplied to Seller with respect to the Business.

3.19         Taxes.

(a)           All federal, state, local, and foreign returns and reports relating to Taxes, or extensions relating thereto, required to be filed on or before the Closing Date by or with respect to Seller have been timely and properly filed, and all such returns and reports are true, correct, and complete in all material respects.

(b)           All Taxes due with respect to taxable periods ending on or before, and the portion of any interim period up to, the date of this Agreement have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Interim Balance Sheet or, in the case of Taxes accruing after the date of such financial statement, on the books of account of the Business, and shall be taken into account in calculating the Closing Working Capital.  There are no Encumbrances relating to Taxes existing, threatened (to the Knowledge of Seller), or pending with respect to any Purchased Asset.  No claim has been raised by any taxing authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax in that jurisdiction.

(c)           To the Knowledge of Seller, no issues have been raised with any representative or employee of Seller by the IRS or any other taxing authority in connection with any of the Tax Returns referred to in Section 3.19(a) and no waivers of statutes of limitations have been given or requested with respect to any such Tax Returns or with respect to any Taxes.

(d)           Section 3.19(d) of the Disclosure Statement identifies all federal, state, local and foreign Tax Returns of or with respect to Seller which have been examined since December 31, 2002, or which are currently under examination, by the IRS or by other taxing authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run.  All deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against Seller.

(e)           Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former employees, independent contractors, or other third parties.

(f)            Seller is not a party to any Tax allocation or sharing agreement and Seller is not obligated to indemnify any other Person for Taxes pursuant to any agreement or Law.

(g)           Seller has always been a corporation that meets the requirements for and has made a proper election to be taxed under subsection S of the IRC for all federal and state tax purposes.

3.20         Employee Benefits.

(a)           Section 3.20 of the Disclosure Statement lists all of the Employee Plans of Seller.  There is no other entity required to be aggregated with Seller under Section 414(b), 414(c), 414(m), or 414(o) of the IRC and the regulations thereunder (“ERISA Affiliate”).

(b)           With respect to each Employee Plan required to be listed on Section 3.20 of the Disclosure Statement (i) such Employee Plan has been administered in all material respects in accordance with its terms, and is in compliance with the applicable provisions of ERISA, the IRC and all other applicable Laws; and (ii) full and timely payment has been made of all amounts that are required under the terms of such Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the Closing Date.  Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the IRC is and has from its inception been so qualified and the IRS has issued each such plan a favorable determination letter or advisory letter which is effective with respect to the plan as most recently amended covering all of the provisions applicable to the Employee Plan for which determination letters are currently available that the Employee Plan is so qualified.  No statement, either written or oral, has been made by Seller or, to the Knowledge of Seller, any representative thereof to any Person with regard to any Employee Plan or other benefit obligation that was not in accordance with the plan or other benefit obligation and that could have an adverse consequence to Seller or the Business.  Seller is not bound by any collective bargaining agreement or any other agreement or legally binding arrangement to maintain, with respect to any employee, any Employee Plan.  Neither the Seller nor any ERISA Affiliate have any liability or potential liability under Title IV of ERISA, including with respect a “multiemployer plan” as defined in Section 3(37) of ERISA and has not incurred any liability under Section 4201 of ERISA for any complete or partial withdrawal from any multiemployer plan and has not assumed any liability incurred by any prior owner of any of its assets or ERISA Affiliates.

(c)           The consummation of the Contemplated Transactions will not, alone or together with any other event, (i) entitle any Person to severance pay, unemployment compensation or any other similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Person; (iii) result in any liability under Title IV of ERISA or otherwise; or (iv) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the IRC.

(d)           No written or oral representations by Seller or any representative thereof have been made to any current or former employee of Seller or any ERISA Affiliate promising or guaranteeing any current or former employer payment or funding for the continuation of medical, dental, life, or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations by Seller or any representative thereof have been made to any current or former employee of Seller concerning the employee benefits of Buyer inconsistent with the terms of this Agreement.

3.21         Labor Matters.  No employee of Seller is represented by any union or other collective bargaining representative.  No union or other collective bargaining representatives have attempted to organize any employee of Seller during the past three years.  There has not been and there is not currently pending any labor Proceeding in respect of the grievance of any employee, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing, or work stoppage by any employees at any facility of Seller, any lockout of any such employees or any labor trouble or other labor related controversy, occurrence, or condition. Seller has not during the past three years been cited for any material violation of Occupational Safety and Health Act of 1970, 29 U.S.C. sec.651 et seq. (“OSHA”), any regulation promulgated pursuant to OSHA, or any other Law establishing standards of workplace health or safety, or paid any fines or penalties with respect to any such citation.

3.22         Management, Employees and Others.

(a)           Section 3.22(a) of the Disclosure Statement sets forth the number of employees of Seller and the following information for each Business Employee and for each consultant, agent, and independent contractor regularly retained by Seller in connection with the Business (including each such Person on leave or layoff status): (i) name and job title; (ii) current annual rate of compensation (identifying bonuses separately) and any change in compensation since December 31, 2007; (iii) vacation accrued; (iv) service credited for purposes of vesting and eligibility to participate in any employee benefit plans (as defined in Section 3(3) of ERISA); and (v) any automobile leased or owned by Seller primarily for use by any of the foregoing Persons.  Seller has entered into binding non-competition agreements with each Business Employee, copies of which have been previously provided to Buyer.

(b)           No Business Employee is a party to, or is otherwise bound by, any agreement or arrangement (including any confidentiality, employment, non-competition, or proprietary rights agreement), with any Person that may affect: (i) the performance of his or her duties; (ii) the ability of Seller to conduct its business before the Effective Time; (iii) the ability of Buyer to conduct the Business after the Effective Time; or (iv) his or her freedom to engage in the Business.

(c)           Section 3.22(c) of the Disclosure Statement lists each employment, non-competition, severance, change of control, consulting, agency, and representative agreement or arrangement to which Seller is a party or is otherwise bound, including, all agreements and commitments relating to wages, hours, or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount).  All employees of Seller are “employees at will.”  Seller has not made any commitments to any current or former Stockholder, director, officer, employee, independent contractor, consultant, or agent of Seller respecting any possible employment or pay increases by

Buyer following the Effective Time inconsistent with the terms of this Agreement.  There are no retired or former employees of Seller or dependents of any such retired or former employees who are receiving, or are entitled to receive in the future, any benefits from Seller (other than pursuant to COBRA).  Since December 31, 2007, Seller has not terminated, laid off, or dismissed any of its employees who had been employed by Seller for more than 30 days and no such employees have terminated their employment with Seller.  Seller has complied with all Laws related to the employment of employees, including those relating to hours, wages, immigration, equal employment opportunity, employment discrimination, and employee safety.  Seller has not violated the WARN Act, or any similar state or local Law.

(d)           No independent contractor, consultant or similar Person engaged by Seller to provide services of any nature at anytime prior to the Closing should be, or should have been, treated or characterized as an ‘employee’ of Seller for tax, withholding, benefits, employment law rights and obligations and/or any other purposes and for any and all periods prior to the Closing.

3.23         Affiliate Agreements.

(a)           Section 3.23(a) of the Disclosure Statement identifies each Contract and understanding between Seller and any Affiliate of Seller or any Stockholder.  Each Contract and understanding listed on Section 3.23(a) of the Disclosure Statement is terminable by Seller upon not more than 30 days’ notice, without prior notice or without payment of penalty or premium of any kind and each such Contract shall be terminated before Closing.

(b)           No Affiliate of Seller (including any Stockholder) or Affiliate of any Stockholder owns, or since December 31, 2001 has, directly or indirectly (i) had any interest in any property or services sold to or to be sold to or purchased by or otherwise used in or pertaining to the Business; (ii) owned any interest in any Person which is a competitor, supplier, vendor, or customer of the Business; (iii) had business dealings, or a material financial interest in any transaction with Seller, other than business dealings or transactions disclosed on Section 3.23(b) of the Disclosure Statement; or (iv) engaged in competition with Seller with respect to any line of the products or services of Seller, except for passive ownership of less than five percent of the outstanding capital stock of any business that is publicly traded on any recognized exchange or in the over-the-counter market that is in competition with any part of the Business.

3.24         Environmental Matters.

(a)           The Seller is, and has been at all times during the past five years, in compliance with, and maintains all permits and Governmental Authorizations required for the conduct of the Business under, all applicable Environmental Laws.  Seller has not caused, arranged or allowed, or contracted with any party for, the transportation, treatment, storage, or disposal or release of any Hazardous Substance, and there are no conditions on, about, beneath, or arising from any Real Property which may (i) give rise to liability, a restriction, or the imposition of a statutory lien under any Environmental Law; or (ii) require Response, Removal, or Remedial Action or any other action including, investigation, reporting, monitoring, cleanup, or contribution.

(b)           Seller has not received any notification, and is not otherwise aware of, any release or threat of release of any Hazardous Substance with respect to any property or location that relates, directly or indirectly, to Seller or the Business, including any Real Property or any real property formerly owned, leased, or used by Seller in the Business.  There are no pending or, to the Knowledge of Seller, threatened Proceedings involving Seller, the Business, the Real Property, or the Purchased Assets arising under any Environmental Law.  There has been no environmental sampling, remediation report, or Proceeding conducted by Seller or, to the Knowledge of Seller, any other Person, of any business operation or facility, or any real property currently or formerly leased or operated by Seller or otherwise used in connection with the Business.

3.25         Certain Changes and Events.  Except as set forth on Section 3.25 of the Disclosure Statement, since December 31, 2007, Seller has conducted the Business only in the usual and Ordinary Course of Business and there has not been any:

(a)           change in the accounting methods, principles or practices followed by the Business, except as required by GAAP, or any change in any of the assumptions underlying methods of calculating, any bad debt, warranty, contingency, or other reserve;

(b)           change in the certificate of incorporation or bylaws of Seller;

(c)           payment by Seller of any bonus or increase of any compensation payable to any Stockholder, director, officer, or other Affiliate of Seller, or to any employee of Seller (other than in the Ordinary Course of Business), or entry into (or amendment of) any Employee Plan, labor policy, or similar agreement with any current or former or employee, Stockholder, director, officer, or Affiliate of Seller;

(d)           any material damage, destruction, or loss to any asset or property of or used by Seller with respect to the Business (including the Purchased Assets), whether or not covered by insurance;

(e)           entry into, amendment, termination, or receipt of notice of termination of any Contract or commitment which is required to be disclosed in the Disclosure Statement, or any material transaction with respect to the Business;

(f)            sale (other than sales of inventory in the Ordinary Course of Business), assignment, conveyance, lease, or other disposition of any asset or property of Seller relating to the Business that is material, individually or in the aggregate;

(g)           imposition of any Encumbrance on any of the Purchased Assets (except for Permitted Encumbrances);

(h)           write down, write off, or write up of the value of any asset, or any cancellation or waiver of any other claims or rights of Seller;

(i)            incurrence or assumption of any Indebtedness, or any other material liability or obligation (whether absolute or contingent) to any Stockholder or other Affiliate of Seller, or, other than current liabilities incurred and obligations under agreements entered into in the Ordinary Course of Business, to any other Person or any discharge or satisfaction of any Encumbrance other than in the Ordinary Course of Business;

(j)            change in the Business or in the manner of conducting the same or entry by Seller into any transaction with respect to the Business, other than in the Ordinary Course of Business;

(k)           Material Adverse Effect; or

(l)            binding agreement, whether or not in writing, to do any of the foregoing by Seller.

3.26         Books and Records.  Copies of the certificate of incorporation and bylaws of Seller, as currently in effect, and all other books and records of Seller included in the Purchased Assets have been delivered or made available to Buyer, and are true, correct, and complete and are in full force and effect.  The books and records of Seller included in the Purchased Assets accurately and fairly reflect its income, expenses, assets, and liabilities, and Seller maintains internal accounting controls which provide reasonable assurance that:  (a) transactions are executed in accordance with management’s authorization; (b) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (c) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (d) all accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.  All inter-company transactions, charges, and expenses among or between Seller and any Affiliate of Seller are accurately reflected at fair arms-length value in the GAAP Financial Statements.  Seller maintains no off-the-books accounts.

3.27         Brokers, Finders for the Business.  No Person acting on behalf of any Stockholder, Seller, or any of their respective Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the Contemplated Transactions.

3.28         Full Disclosure.

(a)           No representation or warranty or other statement made by Seller in this Agreement or in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           No notice given by Seller pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements in such notice or in this Agreement and in the Disclosure Statement, in light of the circumstances in which they were made, not misleading.

(c)           Seller does not have Knowledge of any fact that has specific application to Seller or the Business (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Statement.

ARTICLE 4.     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the Disclosure Statement, each Stockholder hereby jointly and severally represents and warrants to Buyer as follows (unless otherwise stated in the applicable representation and warranty, such representation and warranty is made only as of the Effective Time):

4.1           Authority.  Each Stockholder has full power and authority to enter into, execute, and perform this Agreement and all other agreements, certificates, instruments, or other documents required to be entered into by such Stockholder in connection with this Agreement (the “Stockholder Transaction Documents”), to consummate the Contemplated Transactions, and to otherwise perform his or her obligations under this Agreement and the other Stockholder Transaction Documents.  This Agreement and the other Stockholder Transaction Documents constitute the legal, valid, and binding obligations of each Stockholder, enforceable against him or her in accordance with their respective terms, subject to bankruptcy, insolvency, and other similar Laws affecting creditor’s rights generally.

4.2           No Conflicts; Consents and Approvals.

(a)           The execution, delivery, and performance of this Agreement and the other Stockholder Transaction Documents, and the consummation of the Contemplated Transactions, do not and will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly, violate or conflict with any Law binding upon any Stockholder, or violate or conflict with, or result in any breach of any provision of, or constitute a default or otherwise cause any loss of benefit under any Contract or other obligation to which any Stockholder is a party or by which any Stockholder or any of his or her assets is bound or give to others any rights (including rights of termination, foreclosure, cancellation, or acceleration) in or with respect to any Stockholder or the Business.

(b)           No Consents of or registrations, notifications, filings, or declarations with any court, Governmental Body, creditor, lessor, or other Person are required to be given or made by any Stockholder in connection with the execution, delivery, and performance by the Stockholders of this Agreement and the other Stockholder Transaction Documents, other than those that have been obtained before the Closing, true, correct, and complete copies of which have been delivered to Buyer before the Closing Date.  No Stockholder has received any request from any Governmental Body for information with respect to the Contemplated Transactions

4.3           Ownership of Shares.  Each Stockholder owns all of the Seller Shares set forth opposite such Stockholder’s name on Schedule A, beneficially and of record, free and clear of any Encumbrances.

4.4           Full Disclosure.

(a)           No representation or warranty or other statement made by any Stockholder in this Agreement or in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           No notice given by any Stockholder pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements in such notice or in this Agreement and in the Disclosure Statement, in light of the circumstances in which they were made, not misleading.

(c)           No Stockholder has any knowledge of any fact that has specific application to Seller or the Business (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition, or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Statement.

ARTICLE 5.     REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

                Parent and Buyer each hereby represents and warrants to Seller and the Stockholders as follows (unless otherwise stated in the applicable representation and warranty, such representation and warranty is made only as of the Effective Time):

5.1           Organization and Good Standing.

(a)           Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted, to own, lease, and use the assets that it owns, leases, or uses.

(b)           Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to carry on its business as presently conducted, to own, lease, and use the assets that it owns, leases, or uses.

5.2           Power and Authorization.  Each of Buyer and Parent has full legal right, corporate power, and authority to enter into, execute, and perform this Agreement and all other agreements, certificates, instruments, and other documents required to be entered into by Buyer or Parent, as applicable, in connection with this Agreement (the “Buyer Transaction Documents”), to consummate the Contemplated Transactions, and to otherwise perform its respective obligations under this Agreement and the other Buyer Transaction Documents.  The execution, delivery, and performance by each of Buyer and Parent of this Agreement and the other Buyer Transaction Documents to which it is a party, and the consummation of the Contemplated Transactions have been duly authorized by all necessary action.  No other corporate action on the part of Buyer or Parent is, or will be, necessary to approve and authorize the execution, delivery, and performance of this Agreement and the other Buyer Transaction Documents or the consummation of the Contemplated Transactions.  This Agreement and the other Buyer Transaction Documents have been duly and validly executed and delivered by each of Buyer and Parent and constitute their respective legal, valid, and binding obligations, enforceable against each in accordance with their respective terms, subject to bankruptcy, insolvency, and similar laws affecting creditor’s rights generally.

5.3           No Conflicts; Consents and Approvals.

(a)           The execution, delivery, and performance of this Agreement and the other Buyer Transaction Documents and the consummation of Contemplated Transactions by each of Buyer and Parent, respectively, do not and will not (in each case, with or without the passage of time or the giving of notice) directly or indirectly:

(i)            violate or conflict with Buyer’s or Parent’s certificate of incorporation or bylaws or any Laws to which Buyer or Parent is subject; or

(ii)           violate or conflict with, result in a breach of any provisions of, or constitute a default or otherwise cause any loss of benefit under any Contract or other obligation to which Buyer or Parent is a party or by which any of their respective assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation, or acceleration), in or with respect to Buyer or Parent; or

(iii)          to the knowledge of Buyer and Parent, give any Governmental Body or other Person the right to challenge this Agreement or any of the Contemplated Transactions.

(b)           No Consents of, or registrations, notifications, filings or declarations with, any court, Governmental Body, creditor, lessor, or other Person are required to be given or made by Buyer or Parent in connection with the execution, delivery, and performance by each of Buyer and Parent of this Agreement and the other Buyer Transaction Documents, other than such as have been obtained before the Closing.  Neither Buyer nor Parent has received any request from any Governmental Body for information with respect to the Contemplated Transactions.

5.4           Absence of Proceedings. There is no pending Proceeding that has been commenced against Buyer or Parent that (a) challenges, or seeks damages in connection with, or which may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions or (b) questions any of the Contemplated Transactions or the validity of this Agreement or any of the other Buyer Transaction Documents, or which if adversely determined, would have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any other of the other Buyer Transaction Documents.  To the knowledge of Buyer and Parent, no such Proceeding has been threatened.

5.5           Brokers.  Except for Fairmount Partners, no Person acting on behalf of Buyer, Parent or any of their Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the Contemplated Transactions.

ARTICLE 6.     COVENANTS OF THE PARTIES

6.1           Provisions Relating to Employees.

(a)           Seller shall, as of the Effective Time terminate all employees, consultants, and independent contractors of Seller listed on Schedule 6.1 (the “Business Employees”).  Buyer, effective as of the Effective Date, shall offer employment to all of the Business Employees (those employees who accept such employment, the “Transferred Employees”), and Buyer may enter into consulting or independent contractor agreements with former consultants and independent contractors of Seller, respectively; provided, that nothing set forth in this Section 6.1(a) or Section 6.1(b) shall create any duty or obligation on the part of Buyer to continue the employment of any such employee or to provide any particular benefits after the Effective Time.  Each Transferred Employee shall cease to be employed by Seller effective immediately and automatically upon the Effective Time.  Seller shall be responsible for all liabilities, obligations, duties, and contingencies (except to the extent included in the calculation of Closing Working Capital) created or owing as a consequence of the cessation of any Person’s employment with Seller before the Effective Time (whether by agreement, policy, or Law), including:

(i)            all liabilities, costs, claims, and other obligations under any Employee Plan maintained by Seller (including any accelerated vesting or time of payment or increase in compensation) and any liabilities resulting from any deficiency in the administration or funding of any such plan;

(ii)           all claims for health care and other welfare benefits, including any workers’ compensation claims and any duties, obligations, or liabilities under HIPAA; provided that Buyer shall pay on behalf of (or reimburse as the case maybe) Hal Young for any and all COBRA payments for a period of six months following the Closing;

(iii)          any severance pay, transaction bonus, unemployment compensation, or other payment, including all wages or other remuneration due to Transferred Employees or any other employees of Seller who do not accept Buyer’s offer of employment with respect to their service as employees of Seller through Effective Time; and

(iv)          any payments required under the WARN Act or any similar Law.

(b)           Parent shall, to the extent permitted by Law, allow the Transferred Employees to participate in Parent’s benefit programs, subject in each and every case to Parent’s right to modify or eliminate any benefit program maintained by it at any time.  Parent shall credit the Transferred Employees for prior service to Seller for purposes of eligibility to participate and for the purposes of calculating the percentage of a benefit in which any such employee will be vested.  Neither this Section nor any other Section of this Agreement shall create any obligation on the part of Parent or any Affiliate of Parent to continue to provide on or after the Effective Time any benefits, terms, or conditions of employment, or to continue to pay any salaries comparable to those previously paid or provided by Seller.  In addition, no Person shall be deemed a third party beneficiary of this Section and no Person other than Seller shall have any right to enforce its provisions.

(c)           The parties agree, in accordance with IRS Revenue Procedure 2004-53, that Parent will be the “successor employer” to Seller for purposes of federal income and employment Tax withholding for Transferred Employees and that Parent and Seller shall complete the required IRS withholding forms and schedules and any other agreements, instruments, or other documents, to ensure that proper withholding is done with respect to the Transferred Employees.  The parties agree that, as of the Effective Time, pursuant to the “Alternate Procedure” provided in Section 5 of Rev. Proc. 2004-53 with respect to filing and furnishing IRS Forms W-2, W-3, W-4, W-5, and 941, (i) the parties shall report Forms W-2, W-3 and 941 on a “predecessor-successor” basis as set forth therein; (ii) Seller shall be relieved from furnishing Forms W-2 to Transferred Employees for the full 2007 calendar year; (iii) Parent shall assume the obligations of Seller to furnish such forms to such employees for the full 2007 calendar year; and (iv) Parent shall accept Forms W-4 and W-5 previously submitted by the Transferred Employees to Seller.

6.2           Transition of Employees.  Seller and Buyer shall cooperate to ensure an orderly transition of the Transferred Employees.

6.3           General Employee Provisions.  Seller shall give or cause to be given any notices required by Law, including, any notice required to be given under the WARN Act.  Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Transferred Employees, except for such Transferred Employees as Seller shall certify in writing to Buyer are exempt from such requirement.

6.4           Payment of Retained Liabilities.  Seller shall pay, or make adequate provision for the timely payment in full of, all of the Retained Liabilities in a manner which is not detrimental to the relationship between Buyer and any customer, supplier, vendor, or other creditor.  If the obligee of any Retained Liability makes a claim against Buyer for the payment thereof, Seller shall cooperate with Buyer to cause such Retained Liability to be discharged at Seller’s sole cost and expense.

6.5           Remittance of Payments.  From and after the Effective Time, Seller shall, and Stockholders shall cause Seller to, immediately remit to Buyer, in the form received, any payments which Seller or any Affiliate of Seller may receive (such as payments of accounts receivable) which properly belong to Buyer and that do not relate to an Excluded Asset or a Retained Liability.

6.6           Confidentiality; Non-Competition.

(a)           Seller and each Stockholder shall keep confidential, and shall not directly or indirectly disclose to any third party or use, any confidential or proprietary information or trade secret relating to Seller, the Business, the Purchased Assets, Parent, Buyer or any of Buyer’s Affiliates (collectively, the “Buyer Confidential Material”), including, by way of example, customer lists, financial data, pricing, marketing policies or plans, or other proprietary data except with the prior written consent of Buyer; provided, however, that Buyer Confidential Material shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by Seller or any Stockholder to Buyer.  Notwithstanding the foregoing, if Seller or any Stockholder is required in the course of judicial or administrative proceedings or governmental inquiries to disclose any Buyer Confidential Material, the disclosing party shall give Buyer prompt notice thereof so that Buyer may seek an appropriate protective order and/or waive the disclosing party’s compliance with the confidentiality provisions of this Section 6.6(a).

(b)           Buyer shall keep confidential and shall not directly or indirectly disclose to any third party or use, any confidential or proprietary information or trade secrets relating to the Stockholders or the Excluded Assets (collectively, the “Seller/Stockholder Confidential Material”); provided, however, that Seller/Stockholder Confidential Material shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by Buyer to Seller or the Stockholders.  Notwithstanding the foregoing, if Buyer is required in the course of judicial or administrative proceedings or governmental inquiries to disclose any Seller/Stockholder Confidential Material, the disclosing party shall give Seller or the Stockholders (as applicable) prompt notice thereof so that Seller or the Stockholders (as applicable) may seek an appropriate protective order and/or waive the disclosing party’s compliance with the confidentiality provisions of this Section 6.6(b).

(c)           Seller and each Stockholder agree that during the period of three years beginning on the date of this Agreement, neither it nor he shall, directly or indirectly, through any Affiliate or otherwise, anywhere in the United States, (i) own, manage, market, operate, control, consult with, participate in, or be connected in any manner with the ownership, management, operation, or control of any business that engages, directly or indirectly, in any business which is the same or similar to the Business (the “Restricted Business”); (ii) be or become a stockholder, partner, owner, agent of, or a consultant to or give financial or other assistance to, any Person considering engaging in or who is engaged in the Restricted Business; (iii) seek in competition with the Restricted Business to do business with any customer of Buyer or any of its Affiliates for which Seller has provided services in connection with the Restricted Business at any time; (iv) hire or engage as an employee, consultant or contractor any Person who is an employee, consultant or contractor of Buyer or its Affiliates; (v) seek to contract with or engage (in such a way as to materially adversely affect or interfere with the business of Buyer or its Affiliates) any Person who has been contracted with or engaged to manufacture, assemble, supply, or provide products, goods, materials, or services to Buyer or its Affiliates; and (vi) engage in or participate in any effort or act to induce any of the customers, suppliers, consultants, or employees of Buyer or any its Affiliates to take any action which is materially disadvantageous to Buyer or its Affiliates; provided, however, that nothing in this Agreement shall prohibit Seller or Stockholders from owning, as passive investors, not more than five percent of the outstanding publicly traded securities of any entity so engaged.

(d)           The parties agree that in the event of a breach of Section 6.6(a) or 6.6(c), the damage or imminent damage to Buyer will be inestimable and that therefore any remedy at law or in damages shall be inadequate.  Accordingly, the parties agree that Buyer shall, in addition to damages incurred by reason of any such breach, without the necessity of posting any bond or security, be entitled to injunctive or other equitable relief against Seller and Stockholders for breach of this Section 6.6.

(e)           It is the intention of the parties to this Agreement that the non-competition covenants contained in this Section 6.6 shall be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the Law of that jurisdiction whose Law is applicable to any acts allegedly in breach of such covenants.  To this end, the parties to this Agreement agree that the covenants contained in this Section 6.6 shall be construed to extend in time and territory and with respect to degree of participation only so far as they may be enforced in such jurisdiction, and that the covenants contained in this Section 6.6 are to that end hereby declared divisible and severable.  It being the purpose of this Section 6.6 to govern competition by Seller and the Stockholders, the non-competition covenants contained in this Section 6.6 shall be governed by and construed according to the Law of all the jurisdictions in which competition in breach of this Agreement is alleged to have occurred or to be threatened that best gives them effect.

6.7           Change of Name.  Promptly upon the Effective Time, and in any event within five Business Days thereafter, Seller shall take all action necessary to cease conducting business under the name “Delta Health Systems” or any similar name, and shall transfer to Buyer all of its stationery, marketing, and other materials that include or refer to such names.

6.8           Public Announcements.  No press release or announcement concerning this Agreement or the Contemplated Transactions shall be issued by any party to this Agreement or any of their respective directors, officers, Stockholders, employees, agents, and other representatives and Affiliates without the prior consent of the other parties; provided, however, that, subject to the non-releasing parties’ right to review and comment, (i) upon not less than 24 hours’ prior written notice to Seller, Parent may issue a press release announcing the Contemplated Transactions; (ii) nothing contained in this Agreement shall prohibit any party from making any public announcement or filing required by Law or the rules or regulations of any stock exchange; and (iii) nothing contained in this Agreement shall prohibit Parent from making customary public disclosures to its investors and analysts in the ordinary course of business.

6.9           Further Assurances.  Each party to this Agreement shall use its best efforts to comply with all requirements imposed by this Agreement on such party and to cause the Contemplated Transactions to be consummated and shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other party to this Agreement shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition to Buyer of the ownership of the Purchased Assets.  Each party to this Agreement shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of Contemplated Transactions or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties, or agreements of each party.

ARTICLE 7.     INDEMNIFICATION

7.1           Indemnification by Seller and Stockholders.  Subject only to Sections 7.1(b) and 7.5, Seller and Stockholders shall, jointly and severally, indemnify, defend, and hold harmless Parent, Buyer, its Affiliates, and their officers, directors, employees, stockholders, agents, and other representatives (collectively, “Buyer Indemnitees”) against and in respect of any and all losses, costs, expenses, claims, damages, lost revenue, Proceedings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, directions, dues, penalties, fines, amounts paid in settlement, Taxes, liens, losses, and fees, court costs, obligations, and liabilities, including interest, penalties, and attorneys fees, and disbursements (“Damages”), arising out of, based upon or otherwise in respect of:

(a)           any inaccuracy in or breach of any representation or warranty of Seller or any Stockholder made in or pursuant to this Agreement or the Disclosure Statement;

(b)           any breach or nonfulfillment of any covenant or obligation of Seller or any Stockholder contained in this Agreement or any other Transaction Document; provided, however, that, subject to Section 7.5(d), in the event a Stockholder breaches his non-competition obligations under Section 6.6(c), the Buyer Indemnified Parties may not seek recourse therefor against the non-breaching Stockholders;

(c)           any liability arising out of the Business and the ownership or operation of the Purchased Assets before the Effective Time, and any liabilities of Seller arising after the Effective Time;

(d)           any liability for or with respect to Taxes (whether or not reserved against or contested) for taxable periods up to and including the Closing Date;

(e)           any liability for or with respect to Seller’s misclassification of any Person as a consultant, independent contractor or the like and not as an ‘employee’ of Seller for purposes of tax, employment and/or other laws and regulations;

(f)            any warranty or product liability claim for or with respect to any product sold, distributed or licensed, or any services provided by Seller with respect to the Business, in whole or in part, before the Effective Time;

(g)           any obligation to provide additional services (including any liability associated therewith) or to pay any compensation or other remuneration pursuant to any Contract entered into by Seller prior to the Closing;

(h)           any noncompliance with or liability under any bulk sales Laws or fraudulent transfer law in respect of the any of the Contemplated Transactions or under the WARN Act or any similar Law;

(i)            any Environmental Liabilities; and

(j)            any Retained Liabilities.

To the extent that any claim for indemnification may be made under Section 7.1(a) and any other provision of this Agreement, then Buyer and Parent shall have the right, in their sole discretion, to treat such claim only under such other provision and not under Section 7.1(a).

7.2           Indemnification by Buyer.  Buyer and Parent shall, jointly and severally, indemnify, defend, and hold harmless Stockholders and Seller, their Affiliates, agents, and other representatives, and the officers, directors, and employees of Seller (collectively, “Seller Indemnitees”) against and in respect of any and all Damages which Stockholders or Seller may suffer, incur or become subject to arising out of, based upon, or otherwise in respect of:

(a)           any inaccuracy in or breach of any representation or warranty of Buyer or Parent made in or pursuant to this Agreement;

(b)           any breach or nonfulfillment of any covenant or obligation of Buyer or Parent contained in this Agreement;

(c)           any liability or obligation to the extent arising from the operation of the Business after the Effective Time (and not resulting from or related to a breach of any representation, warranty, or covenant of Seller or any Stockholder); and

(d)           any Assumed Liabilities.

To the extent that any claim for indemnification may be made under Section 7.2(a) any other provision of this Agreement, then Seller and Stockholders shall have the right, in their sole discretion, to treat such claim only under such other provision and not under Section 7.2(a).

7.3           Inter-Party Claims.  Any party seeking indemnification pursuant to this Article 7 (the “Indemnified Party”) shall notify the other party or parties from whom such indemnification is sought (the “Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification, describing the basis of such claim.  The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records, and assets of the Indemnified Party that evidence or support such claim or the act, omission, or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

7.4           Third Party Claims.

(a)           Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim for which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 7.3), but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party’s rights to indemnification.

(b)           The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days after the receipt of any notice provided under Section 7.4(a), to undertake the defense of such claim.  The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party’s rights under this Section 7.4 and in the absence of gross negligence or willful misconduct on the part of the Indemnified Party shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

(c)           Notwithstanding subsection (b) above, absent the prior written consent of the Indemnified Party to the contrary, the Indemnifying Party shall not have the right to assume control of the defense of the claim (i) if the claim seeks an injunction or equitable relief against the Indemnified Party, (ii) if the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation against an Indemnified Party, or (iii) unless it has admitted to an indemnification obligation under this Agreement with respect to such claim, which admission shall constitute the Indemnifying Party’s undertaking to pay directly all costs, expenses, damages, judgments, awards, penalties, and assessments incurred in connection therewith.  With the prior written consent of the Indemnified Party, the Indemnifying Party may undertake the defense of a claim without admitting that it has an indemnification obligation under this Agreement.  So long as the Indemnifying Party is defending a claim actively and in good faith, the Indemnified Party shall not settle such claim.  The Indemnified Party shall make available to the Indemnifying Party and its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use by the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

(d)           The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding.  Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, which is paid entirely by the Indemnifying Party, or consent to the entry of judgment with respect to a third-party claim, provided such settlement, compromise, or judgment relates only to the payments of monetary damages and includes, as an unconditional term thereof, a full and complete release of all Indemnified Parties by the claimant or the plaintiff of all liability with respect to such claim unless an Indemnified Party determines in good faith that there is a reasonable probability that the proposed settlement or compromise could adversely affect it or its Affiliates other than as a result of monetary damages.

(e)           The election by the Indemnifying Party pursuant to Section 7.4(b) to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

7.5           Limitations and Requirements.

(a)           Seller and Stockholders shall have no obligation to indemnify the Buyer Indemnitees against Damages pursuant to Section 7.1(a) of this Agreement unless and until the aggregate of all such Damages exceeds $25,000 (the “Indemnification Basket”), in which event the Buyer Indemnitees shall be entitled to indemnification for all Damages incurred; provided, however, that the above limitation shall not be applicable to any claim for Damages based upon any inaccuracy or breach of any representation or warranty made in or pursuant to Sections 3.2, 3.4, 3.11, 3.12, 3.17, 3.19, 3.20, 3.22(d), 3.23, 3.24, 3.27, 4.1, 4.2 and 4.3 (the “Fundamental Representations”) or Sections 7.1(b) through (i) of this Agreement or to matters arising out of any fraud or intentional misrepresentation of Seller or any Stockholder.  The maximum aggregate amount for which Seller and Stockholders shall be obligated to indemnify the Buyer Indemnitees against Damages pursuant to Section 7.1(a) (excluding Damages in respect of any inaccuracy in or breach of any Fundamental Representation or Sections 7.1(b) through (i) of this Agreement, or in respect of any matters arising out of any fraud or intentional misrepresentation of Seller or any Stockholder) shall be limited to $2,500,000.

(b)           No claim pursuant to Section 7.1(a) or Section 7.2(a) or otherwise in respect of any inaccuracy in or breach of a representation or warranty of this Agreement (except to the extent that any such claim can be made for any other reason under Section 7.1 or Section 7.2 or other provision of this Agreement), shall be made unless written notice pursuant to Section 7.3 is delivered to the Indemnifying Party within two years after the Closing Date; provided, that any such claim arising out of or based upon any inaccuracy in or breach of any Fundamental Representation may be made at any time before the date that is 60 days after the expiration of the longest statute of limitations period applicable to an action brought by any Person with respect to the matters forming the basis for such a claim.

(c)           Buyer and Parent shall have no obligation to indemnify Seller or Stockholders against Damages pursuant to Section 7.2(a) unless and until the aggregate amount of Damages for which Buyer would otherwise be obligated to indemnify Seller Indemnitees shall exceed the Indemnification Basket, and then Buyer shall be liable for all such Damages, and the maximum aggregate amount of the Buyer’s obligation to indemnify Seller Indemnitees against Damages pursuant to Section 7.2(a) shall be limited to $1,000,000.

(d)           Buyer or Parent, on behalf of itself and any other Buyer Indemnitee, upon notice to Seller and the Shareholders, may set off any amount, determined in good faith, to which it or any Buyer Indemnitee may be entitled under any Transaction Document, including any amounts owed by Seller or the Stockholders pursuant to this Article 7, from amounts due under the Earn Out Agreement.  Neither the exercise of nor the failure to exercise such right of set off will consitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  If Buyer or Parent exercises its rights pursaunt to this Section 7.5(d), Buyer or Parent, as applicable, shall place the amount of such set off in an interest bearing escrow account, on such terms and conditions which are mutually agreeable to Seller, the Stockholders and the applicable Buyer Indemnified Party.  Upon a final determination, whether by mutual written agreement of the parties or upon the non-appealable adjudication of the applicable dispute, the escrowed sum, plus the accrued and unpaid interest on such sum, shall be released to the party or parties entitled to the receipt thereof.

(e)           For purposes of this Article 7, in determining whether there has been a breach of any representation or warranty set forth in this Agreement or any other Transaction Document, or the amount of any Damages related to a breach of such representation or warranty, the qualifications as to the materiality of such matters or whether or not any breach results or may result in a Material Adverse Effect (or words of similar import) set forth in such representation or warranty shall be disregarded.

ARTICLE 8.     MISCELLANEOUS

8.1           Construction.  Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require.  The parties have participated jointly in the negotiation and drafting of this Agreement.  Except as otherwise indicated, all agreements defined in this Agreement refer to the same as from time to time amended or supplemented.  The word “including” shall mean including without limitation.  All references to Articles, Sections, Schedules, or Exhibits shall be deemed to refer to Articles, Sections, Schedules, or Exhibits to this Agreement, unless specified to the contrary.  The parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance.  If any party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

8.2           Disclosure Statement.  Concurrently with the execution and delivery of this Agreement, Seller has delivered a “Disclosure Statement,” which is incorporated in this Agreement by reference.  Each section of the Disclosure Statement is referred to in this Agreement as a “Section of the Disclosure Statement,” the number of which shall correspond to the same numbered Section of this Agreement.  If there is any inconsistency between the statements in this Agreement and those in the Disclosure Statement (other than an exception expressly set forth as such in the Disclosure Statement with respect to a specifically identified representation or warranty), the statements in this Agreement shall control.  The statements in the Disclosure Statement, and those in any supplement thereto, relate to the provisions in the Section of this Agreement to which they expressly relate and to only such other Sections of this Agreement to which it is apparent from a reading of such disclosure that it also qualifies or applies to such other Sections.

8.3           Attorney-in-Fact.  Seller hereby constitutes and appoints Buyer and its successors and assigns, as its attorney-in-fact, with full power of substitution, in Seller’s name and stead, but on behalf of and for the benefit of Buyer and its successors and assigns, to demand and receive any and all of the Purchased Assets, and to do all things that Buyer and its successors or assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets or for the collection and enforcement of any claim or right of any kind sold, conveyed, assigned, or transferred pursuant to this Agreement, and to do all acts and things in relation to the Purchased Assets that Buyer or its successors or assigns shall deem desirable.  Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller or any of its Affiliates, by dissolution or liquidation or in any other manner or for any reason whatsoever.

8.4           Costs and Expenses.  Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses in connection with this Agreement.  Any and all transfer, sales, use, documentary and similar Taxes and recording and filing fees incurred in connection with the Contemplated Transactions shall be borne by Seller (and not by Buyer).

8.5           Notices.  All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or Person as a party may designate in writing to the other parties):

To Parent:

InfoLogix, Inc.

101 East County Line Road

Suite 210

Hatboro, PA 19040

Attention:  Chief Financial Officer

Telephone:  (215) 604-0691

Fax:  (267) 681-0682

To Buyer:

InfoLogix Systems Corporation

101 East County Line Road

Suite 210

Hatboro, PA 19040

Attention:  Chief Financial Officer

Telephone:  (215) 604-0691

Fax:  (267) 681-0682

With a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

18th and Cherry Streets

One Logan Square

Philadelphia, PA  19103-6996

Attention:  Stephen T. Burdumy and Scott B. Connolly

Telephone:  (215) 988-2700

Fax:  (215) 988-2757

To Seller and the Stockholders:

Michael Talerico

8236 Lakeview Drive

West Palm Beach, FL 33412

Hal Young

12288 Arbor Drive

Ponte Vedra Beach, FL 32082

Michael Talerico II

12 Stonewall Lane

West Chester, PA 19382

With a copy (which shall not constitute notice) to:

Stephanie A. Zembar, Esq.

c/o BH1

2555 Meridian Blvd., Suite 330

Franklin, TN 37067

Telephone:  (615) 786-0850

Fax:  (615) 786-0851

To Stockholders, at the addresses set forth opposite their respective names on Schedule A to this Agreement.

A copy of any and all notices and other communications sent by facsimile pursuant to this Section 8.5 shall also be sent by United States mail to the appropriate address in accordance with this Section 8.5.

8.6           Survival.  The representations and warranties made by the parties in this Agreement and in the certificates, documents, and schedules delivered pursuant to this Agreement shall survive the Closing, subject to Section 7.5(b).  If written notice of a claim has been given before the expiration of a representation or warranty by a Buyer Indemnitee to Seller or any Stockholder, or by a Seller Indemnitee to Buyer, as applicable, then the relevant representation or warranty (and the right to indemnification pursuant to Article 7 with respect thereto and to any related or ancillary claims) shall survive as to such claim and to any related or ancillary claims until such claim has been finally resolved pursuant to Article 7.  Anything in this Agreement to the contrary notwithstanding, the representations and warranties of Seller and the Stockholders in this Agreement, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of Seller made by Buyer or its agents or representatives.

8.7           Assignments, Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer, and Parent and Buyer each may collaterally assign its rights under this Agreement to any financial institution providing financing thereto, or assign this

Agreement to any Person that becomes a successor in interest to Parent or Buyer (by purchase of assets or stock or by merger or otherwise).  This Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.7.

8.8           Entire Agreement; Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by each of the parties to this Agreement.  The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9           Governing Law; Consent to Jurisdiction.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties to this Agreement, and without giving effect to otherwise applicable principles of conflicts of law.  Any Proceeding arising out of or relating to this Agreement or any other Transaction Document shall be instituted in any federal court or in any state court in the Commonwealth of Pennsylvania having jurisdiction over the parties and subject matter of such dispute, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the jurisdiction of any such court.  Any and all service of process and any other notice in any Proceeding shall be effective against any party if given as provided in this Agreement.  Nothing contained in this Agreement or in any other Transaction Document shall prevent or delay Buyer from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Seller or either Stockholder of any of its obligations under this Agreement.

8.10         WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE CONTEMPLATED TRANSACTIONS.  THE PARTIES TO THIS AGREEMENT ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE PARTIES TO THIS AGREEMENT ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT

AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE PARTIES TO THIS AGREEMENT FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS.  IN THE EVENT OF LITIGATION, THIS SECTION 8.10 MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.11         Section Headings and Defined Terms.  The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.

8.12         Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

8.13         Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine, telecopier, or electronic mail shall be treated as an original document.  The signature of any party thereon, for purposes hereof, shall be considered as an original signature, and the document transmitted shall be considered to have the same binding effect as an original signature on an original document.  At the request of any party, any facsimile, telecopy, or scanned document shall be re-executed in original form by the parties who executed the facsimile, telecopy, or scanned document.  No party may raise the use of a facsimile machine, telecopier, or electronic mail, or the fact that any signature was transmitted through the use of a facsimile, telecopier, or electronic mail as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties to this Agreement has duly executed this Agreement as of the date first above written.

PARENT:

INFOLOGIX, INC.

By:	/s/ David T. Gulian
	Name:	David T. Gulian
	Title:	President

BUYER:

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
	Name:	David T. Gulian
	Title:	President

SELLER:

DELTA HEALTH SYSTEMS, INC.

By:	/s/ Michael D. Talerico
	Name:	Michael D. Talerico
	Title:	President

STOCKHOLDERS:

/s/ Michael Talerico
Michael Talerico

/s/ Hal Young
Hal Young

/s/ Michael Talerico II
Michael Talerico II

Schedule 1.1

Definitions

“Additional Contingent Consideration” – as defined in Section 2.7(a).

“Affiliate” – with respect to any Person means, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint venturers and partners, and (iv) with respect to any natural person, each member of such Person’s immediate family and any trust or family partnership for the benefit of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” – as defined in the introductory paragraph of this Agreement.

“Assumed Liabilities” – as defined in Section 2.4.

“Balance Sheets” – as defined in Section 3.8(a).

“Bill of Sale” – as defined in Section 2.10(a)(ii).

“Business” – as defined in the Recitals to this Agreement.

“Business Day” – means any day other than a Saturday, Sunday, or holiday on which banks in the city of New York are or may elect to be closed.

“Business Employees” – as defined in Section 6.1(a).

“Buyer” – as defined in the introductory paragraph of this Agreement.

“Buyer Confidential Material” – as defined in Section 6.6(a).

“Buyer Indemnitees” – as defined in Section 7.1.

“Buyer Transaction Documents” – as defined in Section 5.2.

“Closing” – as defined in Section 2.9.

“Closing Date” – as defined in Section 2.9.

“Closing Working Capital” – as defined in Section 2.7(b).

“Closing Working Capital Statement” – as defined in Section 2.7(b).

“COBRA” – means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

“Consent” – means any approval, consent, ratification, waiver, or other authorization of any Person (including any Governmental Authorization).

“Consulting Agreement”- as defined in Section 2.10(a)(vi).

“Contemplated Transactions” – means this Agreement, the sale of the Purchased Assets, and each of the other actions contemplated by this Agreement or any of the other Transaction Documents.

“Contract” – means any agreement, contract, obligation, commitment or undertaking of the Business, whether written or oral, to which Seller is a party or is bound or by which any of the Purchased Assets may be subject.

“Damages” – as defined in Section 7.1.

“Earn Out Agreement” – as defined in Section 2.10(a)(i).

“Effective Time” – as defined in Section 2.9.

“Employee Plans” – means all “employee benefit plans” as defined in section 3(3) of ERISA, all specified fringe benefit plans as defined in section 6039(d) of the IRC, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, educational assistance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten, funded or unfunded), and any trust, escrow or other agreement related thereto, that (i) is maintained or contributed to by Seller or any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Employment Agreements” – as defined in Section 2.10(a)(v).

“Encumbrance” – means any mortgage, charge, claim, condition, equitable interest, lien, option, security interest, right of first refusal, easement, right-of-way, encroachment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Laws” – means any Law or other legal requirement relating to the protection of the environment, natural resources, or public or employee health or safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling or

2

discharge of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide and Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Liabilities” – means any liability, obligation, or loss relating to or arising out of: any Environmental Laws; any Response, Removal, or Remedial Action or any other action, including investigation, reporting, monitoring, cleanup, or contribution; or the release or threatened release of any Hazardous Substance.

“ERISA” – means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” – as defined in Section 3.20(a).

“Exchange Act” – means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” – as defined in Section 2.3.

“Fundamental Representations” – as defined in Section 7.5(a).

“GAAP” – means generally accepted accounting principles in the United States as in effect from time to time, applied consistently.

“GAAP Balance Sheets” – as defined in Section 3.8(a).

“GAAP Financial Statements” – as defined in Section 3.8(a).

“Governmental Authorization” – means any approval, consent, license, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” – means any (i) nation, state, county, city, town, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; or (vi) any official of any of the foregoing.

“Hazardous Substance” – means any waste, substance or material that is governed, regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold,

3

medical waste and urea formaldehyde insulation and any other substance or material that could result in liability under any Environmental Law.

“HIPAA” – means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” – means (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, capital lease obligations, conditional sale, or other title retention agreements; (ii) any other indebtedness that is evidenced by a note, advance, letter of credit, bond, debenture, or similar instrument, and all loan and other agreements relating thereto; (iii) any obligations under leases that, in accordance with GAAP, are reflected as liabilities on the GAAP Financial Statements and any obligations under leases that are reflected as liabilities on the Non-GAAP Financial Statements; (iv) any liabilities secured by any security interest or lien; (v) any guarantee obligations; and (vi) any accrued interest, fees, or penalties in respect of any of the foregoing, in each case, whether due or to become due, accrued, absolute, contingent, or otherwise.

“Indemnification Basket” – as defined in Section 7.5(a).

“Indemnified Party” – as defined in Section 7.3.

“Indemnifying Party” – as defined in Section 7.3.

“Intellectual Property” – as defined in Section 3.17(a).

“Intellectual Property Assignment” – as defined in Section 2.10(a)(iii).

“Interim Balance Sheet” – as defined in Section 3.8(a).

“IRC” – means the Internal Revenue Code of 1986, as amended, or any successor Law, and rules and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor Law.

“IRS” – means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” – of Seller respecting a particular matter shall conclusively be deemed and presumed to include, all facts, circumstances, and conditions known to or which should have been reasonably known, after due inquiry, to any Stockholder, or to any other officer or director of Seller regarding such matter.

“Law” – means any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, order, decree, award or other decision or requirement of any arbitrator, court, or Governmental Body, including any governmental health care programs.

“Material Adverse Effect” – means any fact, event, change, violation, inaccuracy, circumstance, or effect that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, taken as a whole, or Seller’s condition (financial or otherwise),

4

operating results, employee relations, customer relations, supplier relations, assets, liabilities, operations, or business prospects whether or not covered by insurance (including as a consequence of the loss or pending or threatened loss, alone or in the aggregate, of any customer, supplier, or right pursuant to any contract or agreement) or the ability of Seller to consummate timely the Contemplated Transactions.

“Nonassignable Contract or Authorization” – as defined in Section 2.2.

“Non-GAAP Balance Sheets” – as defined in Section 3.8(a).

“Non-GAAP Financial Statements” – as defined in Section 3.8(a).

“Ordinary Course of Business” means an action taken by Seller with respect to the Business or the Purchased Assets that is consistent with past practices of Seller and would generally be considered in the ordinary course of business of an enterprise engaged in business similar to the Business, and was not taken in contemplation of any of the Contemplated Transactions.

“OSHA” – as defined in Section 3.21.

“Parent” – as defined in the introductory paragraph of this Agreement.

“Permitted Encumbrance” – means (i) liens for current property Taxes not yet due and payable, and (ii) statutory liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course of Business and not yet delinquent.

“Person” – means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity, or a Governmental Body.

“Prepaids” – as defined in Section 2.1(l).

“Proceeding” – means any lawsuit, action, arbitration, audit, hearing, or investigation (whether civil, criminal, administrative, or informal) brought or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”– as defined in Section 2.7(a).

“Purchased Assets” – as defined in Section 2.1.

“Real Property” – as defined in Section 3.13(a).

“Restricted Business” – as defined in Section 6.6(c).

“Response,” “Removal” and “Remedial Action” shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§ 9601(23)-9601(25).

5

“Retained Liabilities” – as defined in Section 2.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” – as defined in the introductory paragraph of this Agreement.

“Seller Indemnitees” – as defined in Section 7.2.

“Seller Shares” – as defined in Section 3.4(a).

“Seller/Stockholder Confidential Material” – as defined in Section 6.6(b).

“Seller Transaction Documents” – as defined in Section 3.2.

“Stockholders” – as defined in the introductory paragraph of this Agreement.

“Stockholder Transaction Documents”- as defined in Section 4.1.

“Tax” – means any charge imposed by a Governmental Body pursuant to Laws which is denominated as a tax (such as an income, gross receipts, use, sales or social security, unemployment or other payroll tax); any fee payable to a Governmental Body for a right or privilege or assessed on the value of an asset (such as a stamp, property, license, or other title or registration fee, and a capital stock, franchise, value added tax or charge); each other fee, assessment, charge, customs duty, escheat obligation or duty of any kind whatsoever; and any interest, penalty, addition or additional amount thereon, imposed, by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return” - means any return (including any information return), report, schedule, notice, form, declaration, claim for refund, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” – as defined in Section 3.17(a).

“Transaction Documents” – means this Agreement,  the Buyer Transaction Documents, Seller Transaction Documents and all other agreements, contracts, instruments or documents required to be delivered in connection with the Contemplated Transactions.

“Transferred Employees” – as defined in Section 6.1(a).

“Uniform Commercial Code” means the Uniform Commercial Code in effect in the State of Delaware.

“WARN Act” – means, the Worker Adjustment and Retraining Notification Act.

6

“Working Capital” – means, as defined by GAAP, all current assets of the Business, less all current liabilities of the Business.

7